Exhibit 99.1

RumbleOn Files Preliminary Proxy Statement as Board Continues to Seek Agreement with Dissident Stockholders to Avert a Costly Proxy Contest

Proxy Statement Details Extensive Efforts to Refresh Board and Enhance Corporate Governance

DALLAS, May 26, 2023 – (BusinessWire) – RumbleOn, Inc. (NASDAQ: RMBL) (“RumbleOn” or the “Company”), the nation’s first technology-based powersports platform, today announced that it has filed its preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held July 14, 2023.

The filing comes as the Board continues to seek an agreement in principle with two dissident stockholders and former directors, Bill Coulter and Mark Tkach, regarding a mutually agreeable settlement around certain governance changes at the company. The Company has filed the proxy statement in accordance with legal obligations, but has not closed the door on a potential settlement that is in the best interests of all stockholders before the Annual Meeting. The preliminary proxy statement filing details, among other things, the Company’s extensive efforts to refresh its Board of Directors (the “Board”) with new independent directors, enhance its corporate governance and leadership team, and reach an agreement with the two shareholders.

“The Board continues to focus exclusively on the best interests of all stockholders, and we are hopeful we can achieve a mutually acceptable agreement with Messrs. Coulter and Tkach prior to our Annual Meeting,” said Kevin Westfall, independent Board Chairman. “In the meantime, we encourage all stockholders to read the proxy statement to understand the extensive and thorough process our Board has undertaken to improve governance at the Company and enhance stockholder value.”

Among the key governance changes and steps to refresh the Board with qualified, diverse, and independent candidates include:

●	Separating the Chairman and CEO roles

●	Appointing a new independent Chairman

●	Adding Becca Polak as a new independent, qualified, and diverse director

●	Removing a director and executive officer

●	Replacing that director with Steven Pully, a nominee recommended by the dissidents

●	Recommending all stockholders vote for Mr. Coulter and Melvin Flanigan, a candidate also recommended by the dissidents, for election to the Board at the Annual Meeting

Stockholders of record as of the close of business on May 26, 2023, will be eligible to vote at the upcoming Annual Meeting.

About RumbleOn

RumbleOn is the nation’s first technology-based powersports platform. Headquartered in the Dallas Metroplex, RumbleOn provides the only technology-led platform in powersports with a broad footprint of physical locations, full-line manufacturer representation and high-quality used inventory to transform the entire customer experience. Our goal is to integrate the best of both the physical and digital and make the transition between the two seamless. To learn more please visit us online at https://www.rumbleon.com.

Forward Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. Readers are further advised to consider the factors listed under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, as they may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.

Important Information

RumbleOn has filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for the 2023 Annual Meeting of Stockholders. Any definitive proxy statement and a proxy card will be mailed to RumbleOn’s shareholders. RUMBLEON SHAREHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These and other SEC filings made by RumbleOn may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of RumbleOn’s website at www.rumbleon.com. In addition, investors and security holders will be able to obtain free copies of these documents from RumbleOn by directing a request to Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Certain Information Concerning Participants

RumbleOn and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. RumbleOn’s stockholders may obtain information regarding the names, affiliations and interests of RumbleOn’s directors and executive officers in RumbleOn’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 16, 2023 (as amended by Form 10-K/A, which was filed with the SEC on April 28, 2023). These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the definitive proxy statement to be filed by RumbleOn with the SEC in connection with the Annual Meeting when it becomes available.

Investor Inquiries:

Dawn Francfort

ICR, Inc.

investors@rumbleon.com

Will Newell

investors@rumbleon.com

Media Inquiries:

Sydney Isaacs

Sydney.Isaacs@h-advisors.global

Tom Johnson

Tom.Johnson@h-advisors.global